As filed with the Securities and Exchange Commission on December 18, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mobile Infrastructure Corporation

(Exact name of registrant as specified in its charter)

Maryland	98-1583957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 W. 4th Street

Cincinnati, Ohio 45202

(Address of Principal Executive Offices) (Zip Code)

Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan

Non-Plan Performance Unit Awards

Non-Plan LTIP Unit Awards

(Full title of the plans)

Manuel Chavez, III

Chief Executive Officer

Mobile Infrastructure Corporation

30 W. 4th Street

Cincinnati, Ohio 45202

(Name and address of agent for service)

(513) 834-5110

(Telephone number, including area code, of agent for service)

Copies to:

Hirsh Ament

Jeffrey N. Ostrager

Venable LLP

750 E. Pratt Street

Suite 900

Baltimore, Maryland 21202

Tel: (410) 244-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) covers the registration of (i) 3,687,500 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), reserved for issuance pursuant to awards that may be granted under the Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan (the “Plan”) and (ii) 2,775,010 shares of Common Stock issuable in the event of the Company’s election to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of the class of membership interests of Mobile Infra Operating Company, LLC, a Delaware limited liability company (the “Operating Company”) designated as “Common Units” pursuant to the Limited Liability Company Agreement of the Operating Company (the “Operating Agreement”) issuable upon the conversion of outstanding awards (the “Outstanding Awards”) previously granted, consisting of (A) the class of membership interests of the Operating Company designated as “LTIP Units” pursuant to the Operating Agreement and (B) the class of membership units of the Operating Company designated as “Performance Units” pursuant to the Operating Agreement. In connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 13, 2022, as amended by the First Amendment to Agreement and Plan of Merger, dated as of March 23, 2023, by and among Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of FWAC, and Mobile Infrastructure Corporation, a Maryland corporation, prior to the closing of the transactions contemplated by the Merger Agreement (“Legacy MIC”), the Company became a party to the Operating Agreement and may elect to issue shares of Common Stock in lieu of cash payments upon redemption by the holders of the Outstanding Awards.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the employee benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Item 1. Plan Information.

Item 2. Registrant Information and Employee Plan Annual Information.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated by reference in this Registration Statement:

(a) The Company’s final prospectus filed with the SEC on November 2, 2023 pursuant to Rule 424(b)(3) under the Securities Act, relating to the Company’s Registration Statement on Form S-11, as amended (File No. 333-274666), which contains the Company’s audited financial statements for the latest fiscal year for which such financial statements have been filed;

(b) The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 15, 2023, for the quarterly period ended June 30, 2023 filed with the SEC on August 14, 2023 and for the quarterly period ended September 30, 2023 filed with the SEC on November 13, 2023;

(c) The Company’s Current Reports on Form 8-K filed with the SEC on February 15, 2023, March 23, 2023, March 31, 2023, May 11, 2023, May 17, 2023, May 31, 2023, June 16, 2023, August 4, 2023, August 10, 2023, and August 31, 2023 (other than information furnished under Item 7.01 and not filed); and

(d) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on August 25, 2023, including any amendment or report filed with the SEC for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

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Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter (the “Charter”) contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires us (unless the Charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

●	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter obligates us to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter also permits us, with the approval of the board of directors of the Company, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of us or a predecessor of us.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable

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Item 8. Exhibits.

		Incorporated by Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No. or Annex	Filed Herewith
4.1	Articles of Incorporation of Mobile Infrastructure Corporation	8-K	001-40415	August 31, 2023	3.1

4.2	Articles of Merger (effecting the change of the name of the Company to “Mobile Infrastructure Corporation”)	8-K	001-40415	August 31, 2023	3.2

4.3	Bylaws of Mobile Infrastructure Corporation	8-K	001-40415	August 31, 2023	3.3

5.1	Opinion of Venable LLP					X

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of FWAC					X

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Legacy MIC					X

23.3	Consent of Venable LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8)					X

99.1	Mobile Infrastructure Corporation and Mobile Infra Operating Company, LLC 2023 Incentive Award Plan	424B3	333-269231	July 11, 2023	N

99.2	Limited Liability Company Agreement of Mobile Infra Operating Company LLC	8-K	001-40415	August 31, 2023	10.50

99.3	Form of Performance Unit Award Agreement	10-Q	000-55760	August 15, 2022	10.1

99.4	Form of LTIP Unit Agreement (Director Grants)	10-Q	000-55760	August 15, 2022	10.2

99.5	Form of LTIP Unit Agreement (Liquidity Event)	8-K	000-55760	August 26, 2022	10.3

107	Filing Fee Table					X

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Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on December 18, 2023.

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Name:	Stephanie Hogue
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Manuel Chavez and Stephanie Hogue, and each of them acting individually, as his or her true and lawful attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Manuel Chavez	Chief Executive Officer and Director	December 18, 2023
Manuel Chavez	(Principal Executive Officer)

/s/ Stephanie Hogue	Chief Financial Officer	December 18, 2023
Stephanie Hogue	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey B. Osher	Director	December 18, 2023
Jeffrey B. Osher

/s/ Danica Holley	Director	December 18, 2023
Danica Holley

/s/ Damon Jones	Director	December 18, 2023
Damon Jones

/s/ David Garfinkle	Director	December 18, 2023
David Garfinkle

/s/ Brad Greiwe	Director	December 18, 2023
Brad Greiwe

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